Exhibit 99.1

For Release: October 21, 2004	For Further Information:
Steven R. Lewis, President & CEO
(330) 373-1221 Ext. 2201

First Place Financial Corp. Reports First Quarter Earnings Increase of 5.5%

Second Quarter Dividend of $0.14 Declared

Warren, Ohio, October 21, 2004 – First Place Financial Corp. reported net income for the first quarter of fiscal 2005 ended September 30, 2004 of $4.8 million, a 5.5% increase over the $4.5 million reported in the first quarter of fiscal 2004. Diluted earnings per share for the current quarter were $0.33 compared with $0.35 reported for the prior-year period. Per share results reflect the impact of a 14.6% increase in average diluted shares outstanding to 14,632,000 primarily related to the acquisition of Franklin Bancorp Inc., which was completed on May 28, 2004.

Commenting on these results, Steven R. Lewis, President and CEO said, “We are pleased that the Franklin acquisition has diversified our revenue stream and added significantly to our core earnings. This was the first full quarter of Franklin’s results; we look forward to further revenue gains as we seek new customer relationships in Franklin’s rapidly growing Southeast Michigan markets through the introduction of our enhanced product lines.”

“Franklin’s earnings contribution has replaced income from mortgage banking, which has declined as interest rates rose from first quarter fiscal 2004 levels. Although mortgage banking activity has deteriorated nationwide, we have tempered this decline at First Place by expanding our wholesale mortgage origination operation and by opening new mortgage banking offices in higher-growth markets. Our offices in Columbus, Ohio and Grand Blanc, Michigan, both added in fiscal 2004, have matured into strong producers. As a result, originations remain fairly robust.”

Total revenue (net interest income plus noninterest income) for the first quarter of fiscal 2005 was $22.1 million compared with $18.4 million for the first quarter of fiscal 2004 primarily due to the Franklin acquisition. Net interest income increased 39.7% to $16.8 million, reflecting a 41.7% increase in average earning assets, partially offset by a seven basis point decline in the net interest margin to 3.30%. Mr. Lewis commented, “Although the interest rate environment affected year-over-year results, the Franklin acquisition enhanced our earning asset mix, enabling us to improve our margin by 22 basis points from the last quarter of fiscal 2004. We see further opportunities for margin expansion as the interest rate environment becomes more favorable.”

Noninterest income for the first quarter of fiscal 2005 was $5.3 million compared with $6.4 million for the prior-year first quarter. The 17.3% decline primarily reflected lower net gains on the sale of loans. A dramatic drop in long-term interest rates in June and July of 2003 resulted in a high volume of refinance activity and a high level of gains during the first quarter of fiscal 2004. The majority of mortgage loan activity in the current quarter is the result of financing purchases of single family homes which is a more stable source of revenue. Service charges increased 53.6% primarily due to the Franklin acquisition; more than half of the Franklin deposits acquired were transaction accounts which generate the majority of service charges on deposit accounts.

Total mortgage originations for the current quarter were $338.9 million, compared with $403.3 million for the prior-year first quarter. Gains on the sale of loans were $0.7 million for the first quarter of fiscal 2005, an 81.5% decline from the prior-year period, primarily from a contraction in the margins achieved on loan sales. Loan servicing income was a net loss of $21,000 in the first quarter of fiscal 2005, compared to a net loss of $861,000 for the first quarter of fiscal 2004. This improvement was primarily due to higher long-term interest rates in the current quarter than in the prior year quarter which resulted in a slowdown in the prepayment of loans serviced. This improvement in loan servicing income happened in spite of an additional charge of $182,000 for the impairment of servicing rights in the current quarter compared to a recovery of $400,000 of the impairment allowance in the prior year first quarter.

Noninterest expense for the first quarter of fiscal 2005 was $14.8 million compared with $10.2 million for the first quarter of fiscal 2004. The increase primarily reflects the Franklin acquisition. The efficiency ratio was 66.51% for the current quarter compared with 74.51% for the previous quarter and 54.69% for the first quarter of fiscal 2004. The efficiency ratio for the fourth quarter of fiscal 2004 was elevated due to the recognition of $2.2 million of merger expenses. Commenting on the efficiency ratio Mr. Lewis noted, “We are continuing to explore opportunities to reduce expenses by leveraging our increased size after the Franklin acquisition and eliminating similar functions where it does not impact service to customers.”

Commenting on asset quality, Mr. Lewis said, “Our asset quality continues to be strong. Nonperforming assets are lower than a year ago in absolute dollars and as a percent of assets while the allowance for loan losses is higher than a year ago in absolute dollars and as a percent of loans.” Nonperforming assets were $14.9 million or 0.65% of total assets at September 30, 2004, down substantially from the 0.94% level reported at September 30, 2003. The loan loss allowance was 1.08% of total loans at September 30, 2004 compared with 1.04% at September 30, 2003. This increase in the loss allowance as a percentage of total loans is consistent with the increase in commercial loans as a percentage of total loans during the past year. For the quarter ended September 30, 2004, the Company realized an annualized net recovery of 0.06% of average loans, compared with annualized net charge-offs of 0.22% for the prior year quarter.

Assets totaled $2.3 billion at September 30, 2004, an increase of 36.1%, or $605.0 million, from September 30, 2003. The Franklin acquisition resulted in the addition of $627.4 million in assets, accounting for virtually all of this growth. Portfolio loans totaled $1.6 billion at September 30, 2004, a 56.6% increase from $1.0 billion at September 30,

2003. Of this total, commercial loans increased $396.4 million, or 302.5%, to $527.5 million; mortgage loans increased $118.0 million, or 16.6%, to $828.6 million; and consumer loans increased $57.9 million, or 34.0%, to $227.8 million. Commercial loans now constitute 33.3% of the loan portfolio compared to 13.0% one year ago due to the Franklin acquisition and due to commercial loan originations of $53.3 million in the current quarter. The Northville, Michigan loan production office, opened in the fourth quarter of fiscal 2004, and the Indianapolis, Indiana loan production office, opened during the first quarter of fiscal 2005, both contributed significantly to the level of current quarter commercial loan originations.

Deposits were $1.5 billion at September 30, 2004, an increase of $427.2 million or 38.8% from September 30, 2003. The Franklin acquisition added proportionally more lower-cost core deposits to the deposit mix; noninterest-bearing deposits now represent 15.3% of the deposit portfolio, compared to 3.7% a year earlier. Certificates of deposit represent 38.7% of total deposits at September 30, 2004 compared with 50.1% a year earlier.

Shareholders’ equity remains strong at September 30, 2004 at $225.9 million, or 9.91% of total assets. As part of its capital management strategy, the Company repurchased 172,800 shares during the quarter, and currently has a program underway to repurchase up to 293,600 shares over the next six months.

At its regular meeting held October 21, 2004, the Board of Directors declared a per share cash dividend of $0.14 for the second fiscal quarter of 2005, payable on November 11, 2004 to shareholders of record as of the close of business on October 28, 2004.

About First Place Financial Corp.

First Place Financial Corp., a $2.3 billion financial services holding company based in Warren, Ohio, is the largest publicly traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 22 retail locations and 13 loan production offices; Franklin Bank, a division of First Place Bank with 5 retail locations and 3 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.net.

Forward-Looking Statement

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the

Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended September 30,		Percent Change
(Dollars in thousands, except share data)	2004	2003
Interest income	$27,831	$21,185	31.4%
Interest expense	11,067	9,185	20.5

Net interest income	16,764	12,000	39.7

Provision for loan losses	307	1,486	(79.3)

Net interest income after provision for loan losses	16,457	10,514	56.5

Noninterest income
Service charges	2,085	1,357	53.6
Net gains on sale of securities	304	—	N/M
Net gains on sale of loans	737	3,992	(81.5)
Loan servicing income (loss)	(21)	(861)	(97.6)
Other income – bank	540	263	105.3
Other income – non-bank	1,667	1,671	(0.2)

Total noninterest income	5,312	6,422	(17.3)

Noninterest expense
Salaries and employee benefits	6,950	5,257	32.2
Occupancy and equipment	2,413	1,522	58.5
Professional fees	561	463	21.2
Loan expenses	539	563	(4.3)
Marketing	674	223	202.2
Franchise taxes	505	394	28.2
Amortization of intangible assets	958	249	284.7
Other	2,228	1,540	44.7

Total noninterest expense	14,828	10,211	45.2

Income before income taxes and minority interest	6,941	6,725	3.2

Provision for income taxes	2,169	2,169	0.0
Minority interest in income of consolidated subsidiary	15	47	(68.1)

Net income	$4,757	$4,509	5.5%

SHARE DATA:
Basic earnings per share	$0.33	$0.36	(8.3)%
Diluted earnings per share	$0.33	$0.35	(5.7)
Cash dividends per share	$0.14	$0.14	0.0
Average shares outstanding - basic	14,416,709	12,538,468	15.0
Average shares outstanding - diluted	14,632,074	12,768,217	14.6

N/M - Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	September 30, 2004 (Unaudited)	June 30, 2004
ASSETS
Cash and due from banks	$81,889	$67,350
Interest bearing deposits in other banks	425	43,901
Securities available for sale	348,099	378,248
Loans held for sale	89,123	47,465
Loans
Mortgage and construction	828,648	802,135
Commercial	527,459	494,525
Consumer	227,828	203,861

Total loans	1,583,935	1,500,521
Less allowance for loan losses	17,056	16,528

Loans, net	1,566,879	1,483,993
Federal Home Loan Bank stock	29,702	29,385
Premises and equipment, net	22,109	22,393
Goodwill	55,348	55,348
Core deposit and other intangibles	18,005	18,913
Other assets	68,662	100,084

Total Assets	$2,280,241	$2,247,080

LIABILITIES
Deposits
Non-interest bearing checking	$234,263	$239,971
Interest bearing checking	104,010	101,726
Savings	138,235	141,244
Money market	460,616	455,946
Certificates of deposit	591,914	609,124

Total deposits	1,529,038	1,548,011
Securities sold under agreements to repurchase	31,283	31,108
Borrowings	434,164	383,320
Junior subordinated deferrable interest debentures held by affiliated trusts that issued guaranteed capital securities	30,929	30,929
Other liabilities	28,966	30,602

Total Liabilities	2,054,380	2,023,970

SHAREHOLDERS’ EQUITY	225,861	223,110

Total Liabilities and Shareholders’ Equity	$2,280,241	$2,247,080

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters
(Dollars in thousands except per share data)	FY 2005 1st Qtr	FY 2004 4th Qtr	FY 2004 3rd Qtr	FY 2004 2nd Qtr	FY 2004 1st Qtr
EARNINGS
Tax equivalent net interest income	$16,982	13,048	11,659	12,176	12,250
Net interest income	$16,764	12,827	11,417	11,924	12,000
Provision for loan losses	$307	2,523	200	687	1,486
Noninterest income	$5,312	5,708	4,415	5,965	6,422
Noninterest expense	$14,828	13,975	10,226	10,921	10,211
Net income	$4,757	1,525	3,785	4,332	4,509
Basic earnings per share	$0.33	0.11	0.30	0.34	0.36
Diluted earnings per share	$0.33	0.11	0.30	0.34	0.35

PERFORMANCE RATIOS (annualized)
Return on average assets	0.82%	0.32%	0.93%	1.02%	1.12%
Return on average equity	8.44%	3.02%	8.08%	9.30%	9.85%
Return on average tangible assets	0.85%	0.33%	0.94%	1.04%	1.13%
Return on average tangible equity	12.62%	3.78%	9.19%	10.61%	11.29%
Net interest margin, fully tax equivalent	3.30%	3.08%	3.14%	3.21%	3.37%
Efficiency ratio	66.51%	74.51%	63.61%	60.20%	54.69%

CAPITAL
Equity to total assets at end of period	9.91%	9.93%	11.51%	11.22%	10.98%
Tangible equity to total assets	6.91%	6.85%	10.26%	9.99%	9.74%
Book value per share	$15.07	14.74	14.38	14.10	13.84
Period-end market value per share	$20.00	18.59	18.14	19.53	17.75
Dividends declared per common share	$0.14	0.14	0.14	0.14	0.14
Common stock dividend payout ratio	42.42%	127.27%	46.67%	41.18%	40.00%
Period-end common shares outstanding (000)	14,986	15,141	13,238	13,289	13,286
Average basic shares outstanding (000)	14,417	13,297	12,561	12,558	12,538
Average diluted shares outstanding (000)	14,632	13,499	12,811	12,813	12,768

ASSET QUALITY
Net charge-offs (recoveries)	$(222)	1,023	480	410	564
Annualized net charge-offs (recoveries) to average loans	(0.06)%	0.34%	0.18%	0.15%	0.22%
Nonperforming loans	$10,795	11,639	12,625	14,156	14,541
Nonperforming assets (NPAs)	$14,859	14,643	14,480	15,538	15,722
NPAs as a percent of total assets	0.65%	0.65%	0.88%	0.93%	0.94%
Allowance for loan losses	$17,056	16,528	10,522	10,802	10,526
Allowance for loan losses as a percent of loans	1.08%	1.10%	1.04%	1.05%	1.04%
Allowance for loan losses as a percent of NPAs	114.79%	112.87%	72.67%	69.52%	66.95%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters
(Dollars in thousands)	FY 2005 1st Qtr	FY 2004 4th Qtr	FY 2004 3rd Qtr	FY 2004 2nd Qtr	FY 2004 1st Qtr
MORTGAGE BANKING
Mortgage originations	$338,900	391,800	257,000	239,500	403,300
Net gains on sale of loans	$737	1,513	1,784	1,192	3,992
Mortgage servicing portfolio	$1,664,039	1,498,028	1,275,916	1,118,148	961,335
Mortgage servicing rights	$16,844	15,343	12,300	11,173	7,909
Mortgage servicing rights valuation (loss) recovery	$(182)	683	(555)	1,570	400
Mortgage servicing rights / Mortgage servicing portfolio	1.01%	1.02%	0.96%	1.00%	0.82%

END OF PERIOD BALANCES
Loans	$1,583,935	1,500,521	1,016,497	1,032,217	1,011,619
Assets	$2,280,241	2,247,080	1,654,436	1,670,695	1,675,267
Deposits	$1,529,038	1,548,011	1,117,100	1,105,238	1,101,849
Shareholders’ equity	$225,861	223,110	190,399	187,395	183,909

AVERAGE BALANCES
Loans and loans held for sale	$1,650,872	1,313,731	1,126,937	1,146,872	1,090,575
Earning assets	$2,059,310	1,696,338	1,483,326	1,517,354	1,453,362
Assets	$2,289,402	1,914,742	1,635,990	1,687,266	1,608,546
Deposits	$1,543,838	1,279,977	1,109,222	1,102,582	1,107,919
Shareholders’ equity	$223,714	203,014	188,466	185,364	182,077